Section 13
(Excerpt from Compliance Manual dated 04/02/2012)

CODE OF ETHICS

In accordance with Rule 204A-1 of the Investment Advisors Act of 1940, The London Company (“TLC”) requires that all employees follow a standard of business conduct as set out in this Code of Ethics document (the “Code”).  The Code is distributed to all new employees as part of the new hire process, and on an annual basis thereafter.  Each employee must acknowledge the receipt of the Code by signing and returning the Compliance Manual Employee Review form.  By signing this form, employees acknowledge not only the receipt of the Code, but also that he or she has read, understands and agrees to comply with all provisions of the Code.

TLC places a high value on ethical conduct based on the fundamental principles of openness, integrity, honesty and trust.  All employees are challenged to act not only by the terms of the law, but with sound moral standards.  As an investment manager, we owe a fiduciary duty to our clients and therefore must place their interests ahead of our own.  All employees must avoid any conduct which could create a potential conflict of interest, and must ensure that their personal securities transactions do not interfere with the clients’ portfolio transactions and that they do not take inappropriate advantage of their positions.  By following these principles, our actions will easily fall within a high standard of business conduct.  We are committed to maintaining these standards and, as such, have adopted strict policies to ensure that everyone adheres to them.

I.	SECURITIES LAWS

TLC requires that all employees comply with all applicable securities laws.  Ignorance of the law does not preclude one from adhering to it.  Should any employee violate current law, they will be subject to immediate termination.

II.	INSIDER TRADING

No TLC employee may trade - either personally or on behalf of others - while in possession of material non-public information. Employees may not communicate material non-public information to others.

III.	CLIENT PRIORITY

Our first duty is to our clients.  All employees are expected to protect client information, securities transactions and holdings.  Employees must remember that all investment opportunities are offered first to clients.

IV.	MATERIAL NON-PUBLIC INFORMATION

	A.	Overview

Many types of information may be considered material, including but not limited to the advance knowledge of:  dividend or earnings announcements, asset write-downs or write-offs, additions to reserves for bad debts or contingent liabilities, expansion or curtailment of company or major division operations, merger or joint venture announcements, new product/service announcements, discovery or research developments, investigations and indictments, pending labor disputes, debt service or liquidity problems, bankruptcy or insolvency problems, tender offers and stock repurchase plans, and recapitalization plans.  Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies.  The prohibition against misusing Material Non-public Information applies to all types of financial instruments including, but not limited to:  stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper and government-issued securities.  Material information need not relate to a company’s business.  For example, information about the contents of an upcoming newspaper article may affect the price of a security and therefore would be considered material.  Employees should consult with the CCO if there is any question as to whether non-public information is material.

A.	Distribution of Non-Public Information

Once information has been effectively distributed to the investing public, it is no longer non-public.  However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change.  In addition, there must be adequate time for the public to receive and digest the information.  Non-public information does not change to public information solely by selective dissemination.  Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information.  Employees should consult with the CCO if there is any question as to whether material information is non-public.

B.	Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits and jail sentences.  Fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gains or loss avoided.  London Company will not protect employees found guilty of insider trading.

C.	Procedures for Recipients of Material Non-Public Information

	1.	If an employee has questions as to whether they are in possession of Material Non-Public Information, they should inform the CCO as soon as possible. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, employees must:

		a.	report the potential receipt of Material Non-Public Information to the CCO immediately upon discovery

		b.	cease trading the securities of any company about which they may possess Material Non-Public Information

		c.	avoid discussions regarding any potential Material Non-Public Information with colleagues, except as specifically required by their position

		d.	avoid conducting research, trading, or other investment activities regarding a security for which they may have Material Non-Public Information until the CCO dictates an appropriate course of action.

2.
If the CCO determines that the information is material and non-public, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received.  TLC will not place any trades in securities for which it has Material Non-Public Information.  Depending on the relevant facts and circumstances, the CCO may also take some or all of the following steps:

		a.	review TLC’s Insider Trading policies and procedures with the affected individual(s)

		b.	ask the affected individual(s) to execute written agreements that they will not disclose the potentially Material Non-Public Information to others, including colleagues

		c.	ask the affected individual(s) to sign certifications periodically state that they have not improperly shared the information

		d.	review TLC’s Insider Trading policies and procedures with all employees

		e.	conduct key word searches of all employees’ emails for the information in question

3.
Trading in affected securities may resume, and other responses may be adjusted or eliminated, when the CCO determines that the information has become public and/or immaterial.  At such time, the CCO will amend the memorandum noted above to indicate the date that trading was allowed to resume and the reason for the resumption.

D.	Selective Disclosure

Non-public information about TLC’s investment strategies, trading, and client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business.  Employees must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO.  Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that TLC owes to its Clients.

E.	Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws.  Such conduct is contradictory to TLC’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its employees.  Employees are prohibited from knowingly circulating false information, rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

V.	EMPLOYEES

	A.	Definition

Employees with privileged information about client transactions and holdings are considered Access Persons.  As such, they are subject to additional reporting requirements over employees with no access to the same information.  An employee has access to nonpublic information regarding clients’ purchase or sale of securities and is either involved in making securities recommendations to clients or has access to such recommendations.  This includes those who have access to nonpublic information regarding the portfolio holdings of an affiliated mutual fund.  Given that London Company’s primary business is providing investment advice, all employees are considered to be access persons.

	B.	List of Employees

The Chief Compliance Officer (“CCO”) maintains a list of employees, which is updated periodically.  Any employee that became an employee during the reporting quarter will be required to submit reports as itemized in the Code.

VI.	PERSONAL SECURITIES TRANSACTION REPORTING PROCEDURES

	A.	Request for Personal Trading Information

On a quarterly basis, the CCO or designee will send a request to all employees to provide a list of personal trades from the previous quarter (Quarterly Employee Certification).  The list shall include all reportable securities, as described below, for all personal accounts and accounts of family members living in the same household.  The completed form is to be returned within 30 days after the end of each prior calendar quarter.  The employee will certify, by providing their signature on the form, that all transactions are included on the quarterly transaction report.

Brokerage account statements or trade confirmations are required and may be accomplished by having TLC set up for duplicate statements at the custodian.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, employees may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

	B.	Reportable Securities

A “reportable security” is any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except as defined in below.

		1.	securities purchased through automatic investment plans

		2.	securities held in accounts where the employee has no direct or indirect control

		3.	securities that present little opportunity for improper trading, such as

			a.	open-end mutual funds not sub-advised by London Company. Funds sub-advised by London Company require pre-clearance.

			b.	exchange-traded funds (ETF)

			c.	direct obligations of the U.S. government

			d.	money market funds and money market instruments (such as bankers’ acceptance, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments)

			e.	unit investment trusts invested exclusively in open-end mutual funds

	C.	Review

The CCO or designee will review and retain records of employee trades. The Principal will review the CCO’s personal trades. The CCO or designee will use employee reports to:

		1.	assess whether the employee followed any required internal procedures

		2.	analyze trading patterns that indicate abuse, including market timing

		3.	assess whether the employee is trading the same securities in his own account, as are being traded for clients, and if so, whether the clients are receiving terms at least as favorable as the employee

		4.	investigate any substantial disparities between the quality of investment performance the employee achieves for his own account versus the performance of clients

		5.	investigate any substantial disparities between the percentage of trades that are profitable when the employee trades for his own account versus the profitability for the clients

	D.	Violations

If the CCO finds any violations of our employee trading policies, the following actions will be taken:

1.
First Violation: Employee will be notified of the violation and reminded of the personal trading policy.  The employee will be required to sign, date and return a copy of the memo as proof of notification.

2.
Second Violation: A letter will be sent to the employee, highlighting the personal trading policy and stating that the 3rd offense could result in termination. The employee will be required to sign, date and return a copy of the memo as proof of notification.

		3.	Third Violation: The employee may be terminated, as approved by the Principal.

VII.	REQUEST FOR EMPLOYEE HOLDINGS

The CCO or designee will request that all employees provide all personal holdings as of year-end.  The list must include all reportable securities (described below) for all personal accounts and accounts of family members living in the same household.  This report is due within 45 days after the end of the calendar year.

Brokerage statements containing all required information may be substituted for the Holdings Report Form, if submitted timely manner.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

New employees must provide initial holdings within the first 10 days of employment. Non-employees must provide their current holdings within 10 days of becoming an employee.

	●	Holdings must reflect those as of a date not more than 45 days before the report is submitted.

	●	The employee will certify that all of their personal and immediate family holdings are included by their signature on the annual or initial holdings report.

	●	The CCO or designee will review and retain records of the annual holding reports.

VIII.	PERSONAL TRADING POLICY AND PROCEDURES

	A.	Personal Trading Policy

An employee may not purchase or sell a reportable security for any personal or household account unless he or she receives pre-clearance from the CCO.  Such requests will be reviewed on a case-by-case basis.  Additionally, investing in IPOs or Private Placements is prohibited, except as provided below.  The CCO may permit an employee to make a personal transaction in a Reportable Security provided that the employee:

		1.	is a newly hired employee with legacy assets

		2.	owns reportable securities purchased prior to the effective date of this policy

		3.	inherits assets from an unrelated account

		4.	has a situation in which the transaction would not have an adverse impact on clients

If an employee opts to sign an Investment Advisory Agreement with the firm, then their account is no longer considered a personal account, but rather a discretionary client account. The account will then be traded as part of the rotation schedule. No deviations from the standard trading for the product can be made in the account. Such accounts will be reviewed by the CCO monthly to ensure that all trading activity and performance is in line with non-employee client accounts.

	B.	Blackout Period & Pre-clearance

		1.	If pre-clearance is granted to an employee by CCO, he or she may not transact in reportable securities within seven (7) days before or after any trades in the security are made in Client accounts.

2.
Personal trades in reportable securities may not be placed until authorized by the CCO and research by the Portfolio Manager, Trader and CCO (reference appendix vi.).  The pre-clearance is valid only for the day for which it is approved and the security may only be transacted at the end of the client trade rotation for that day.  If the employee wishes to trade on different day, an updated authorization must be obtained from the Portfolio Manager, Trader and CCO.  A Portfolio Manager may obtain authorization for trades from the Principal or the CCO, but must also have the Trader’s authorization.

IX.	SHORT-SWING TRADING AND MARKET TIMING

Employees may not profit from the purchase and sale or sale and purchase of a security within a 30 calendar day period, unless the transaction was authorized by the CCO.

X.	GIFTS

No employee shall accept a gift or other thing of more than $100 from any person or entity that does business with or on behalf of TLC if such gift is in relation to the business of the employer of the recipient of the gift.  In addition, an employee who receives an unsolicited gift or a gift with an unclear status under this section shall promptly notify the CCO and only accept the gift upon written approval of the CCO.  In addition, no employee shall give a gift or other thing of more than $100 to any person or entity that does business with, or on behalf of TLC, if such a gift is in relation to the business of the employer of the recipient of the gift.  Employees are permitted to give charitable donations in an amount greater than $100, but are prohibited from doing so with the intention of influencing such charities to become clients.

XI.	POLITICAL CONTRIBUTIONS

	A.	Overview

While covered persons are encouraged to participate and vote in all federal, state and local elections, no political contribution of corporate funds to any political candidate or party (or other organization that might use the contribution for a political candidate or party) or use of corporate property, services or other assets may be made.  These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund raising events, or the furnishing of any other goods, services or equipment to political parties or committees.

	B.	Policy for Employees

You are permitted to pursue legitimate political activities and to make political contributions to the extent permitted under U.S. law.  However, you are prohibited from making contributions to U.S. state or local officials or candidates for state or local office if those contributions are intended to influence the award or retention of municipal finance business or any other business.

You may not circumvent these rules, and the guidelines below, by having your spouse or other member of your household make a contribution on your behalf.

	C.	Background

SEC Rule 206(4)-5 governs political contributions made by investment advisory firms registered under the Investment Advisers Act, as well as their associated persons.  The rule provides for a two-year “time-out” period for an investment adviser or a “covered associate” of the adviser following contributions made to an official of a government entity who is in a position to influence the award of the government entity’s business.  As such, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two-year period thereafter (“time-out” period).

A “contribution” is defined as any gift, subscription, loan, advance or deposit of money or anything of value made for the purpose of influencing any election for federal, state or local office; the payment of debt incurred in connection with any such election, and;

transition or inaugural expenses incurred by a successful candidate for state or local office.

For the purpose of TLC’s policy regarding political contributions, a “covered person” of an investment adviser is defined as any:

	●	General partner, managing member, executive officer or other individual with a similar status or function;

	●	Employee who solicits a government entity for the investment adviser (and any person who supervises, directly or indirectly, such an employee);

●
Political Action Committee (“PAC”) controlled by the investment adviser or by any of its covered associates.  A PAC is a private group organized to elect political candidates or to advance the outcome of a political issue or legislation.

D.	Exceptions to the “time-out” provision

A covered associate of an adviser that is a natural person, is permitted to contribute (i) up to $350 to an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the official at the time of the contribution, and; (ii) up to $150 to an official per election (with primary and general elections counting separately), if the covered associate was not entitled to vote for the official at the time of the contribution.

E.	Recordkeeping Requirement

1.
The records of contributions and payments must be kept in chronological order, identifying each contributor and recipient, the amounts and dates of each contribution or payment, and whether the contribution or payment was subject to the exemption for certain returned contributions pursuant to the Rule.  These records must be maintained for six (6) years with the most recent two (2) years in an easily accessible location

	2.	A list of the names, titles and business and residential addresses of all covered associates

3.
A list of all government entities to which The London Company provides or has provided investment advisory services, or which are, or were, investors in any covered investment pool to which TLC provides or has provided investment advisory services, as applicable, in the past five years (but not prior to September 13, 2010)

4.
All direct or indirect contributions made by TLC or any covered associates to an official of a government entity, or direct or indirect payments to a political party of a state or political subdivision thereof, or to a political action committee

5.
The name and business address of each regulated person to whom TLC provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services, on its behalf.

	F.	Responsibility

The CCO has the responsibility for implementing and monitoring our policies and insuring consistency with regulatory requirements.   The CCO has the responsibility for reviewing and approving any political contributions.  The CCO is also responsible for maintaining, as part of the TLC's books and records, with a record of reviews and approvals in accordance with applicable recordkeeping requirements.

	G.	Procedure

All employees are required to pre-clear each and every political contribution and solicitation activity on behalf of a U.S. federal, state, local or U.S. territorial political candidate, official, party committee, organization or ballot measure committee using the Political Contribution Pre-clearance Request form.

Employees will not be reimbursed for political contributions. Violations of this policy can impair TLC’s ability to do business in certain jurisdictions.

XI.	Outside Business Activities

Employees are prohibited from engaging in outside business activities without the prior written approval of the CCO.  Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues (reference Appendix ix).

XII.	Borrowing From and Loans to Clients

Neither the Firm nor its employees shall borrow money or securities from, or lend money or securities to clients.  Firm supervisory officers and employees shall monitor this as part of their day-to-day responsibilities.

XIII.	Reporting Violations

	●	All violations of the Code of Ethics must be reported immediately to the CCO upon discovery.

	●	Employees are expected to self-report if they have committed a violation.

	●	To help prevent retaliation, violations may be reported anonymously. Should retaliation occur against a reporting employee, the person retaliating will be considered in further violation of the Code and appropriate measures will be taken.

XIV.	Document Maintenance and Review

Copies of the Code, records of violations and actions taken, copies of receipt of the Code by employees, names of employees, holdings and transactions of employees and documentation of decisions approving trades such as Blackout/Pre-Clearance forms will be maintained by the CCO.

	●	All records will be maintained for 5 years in an easily accessible location, including those of employees who are no longer considered employees or those individuals who have left the firm or been terminated. The most recent 2 years will be held on site.

	●	All records will be held in hard copy format until such time as it becomes burdensome or technology permits electronic maintenance.

	●	The CCO will review and amend the Code as needed.

XV.	DISCLOSURE

A summary description of the Code is included in ADV Part 2, along with instructions on how to request a full copy.  A full copy of the Code will be provided (or a summary of changes will be provided) annually to clients within 120 days after calendar year end and furnished upon request.

Section 14

CLIENT PRIVACY NOTICE

FACTS	WHAT DOES TLC DO WITH YOUR PERSONAL INFORMATION?

Why?
Financial companies choose how they share your personal information.  Federal law gives consumers the right to limit some but not all sharing.  Federal law also requires us to tell you how we collect, share and protect your personal information.   Please read this notice carefully to understand what we do.

What?
The types of personal information we collect and share depend on the product or service you have with us.  This information can include:
●     Social Security number and assets
●     Accounts balances and transaction history
●     Risk tolerance and wire transaction instructions

How?
All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons TLC chooses to share; and whether you can limit this sharing.

Reasons we can share your information	Does TLC share?	Can you limit this sharing?
For our everyday business purposes – such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or to report to credit bureaus	Yes	No
For our marketing purposes – to offer our products and services to you	No	We don’t share
For joint marketing with other financial companies	No	We don’t share
For our affiliates’ everyday business purposes –information about your transactions and experiences	No	We don’t share
For our affiliates’ everyday business purposes – information about your creditworthiness	No	We don’t share
For non-affiliates to market to you	No	We don’t share

Questions?	Call (804) 775-0317

What we do
How does TLC protect my personal information?
To protect your personal information from unauthorized access and use, we use security measures that comply with federal law.  These measures include computer safeguards and secured files and buildings.

How does TLC collect my personal information?
We collect your personal information, for example, when you
●    Open an account or seek advice about your investments
●    Make a wire transfer or direct us to buy securities
●    Enter into an investment advisory contract

Why can’t I limit all sharing?
Federal Law gives you the right to limit only

●    sharing for affiliates’ everyday business purposes –information about your creditworthiness
●    affiliates from using your information to market to you
●    sharing for non-affiliates to market to you

State laws and individual companies may give you additional rights to limit sharing.

Definitions
Affiliates	Companies related by common ownership or control. They can be financial and non-financial companies. ● TLC has no affiliates.
Non-affiliates	Companies not related by common ownership or control. They can be financial and non-financial companies. ● TLC does not share with non-affiliates so they can market to you.
Joint Marketing	A formal agreement between non-affiliated financial companies that together market financial products or services to you. ● TLC doesn’t jointly market.